Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated April 22, 2021 in the Registration Statement (Form S-1) and related Prospectus of Vividion Therapeutics, Inc. dated June 25, 2021 for the registration of shares of its common stock.

/s/ Ernst & Young LLP

San Diego, California
June 25, 2021